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                                                                      Exhibit 12
Ratio of Earnings to Fixed Charges
Atria Communities, Inc.


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
                                                Year ended December 31,
                                  ----------------------------------------------------
                                     1993       1994       1995       1996      1997
                                  ----------------------------------------------------
Earnings:
  Income from operations
   before income taxes             $1,003     $6,343     $5,925     $7,056   $11,798
  Fixed charges, exclusive
   of capitalized interest          3,720      3,716      4,517      4,478     5,029
                                  ----------------------------------------------------
                                    4,723     10,059     10,442     11,534    16,827

Fixed Charges:
  Interest                          3,499      3,538      4,322      4,287     4,040
  Amortization of deferred
   loan costs                         104         67         67         73       784
  Interest portion of rent
   expense                            117        111        128        118       205
  Interest expense relating
   to guaranteed debt of
   less than 50% owned
   affiliates                           0          0          0          0         0
                                  ----------------------------------------------------
Fixed charges exclusive
 of capitalized interest            3,720      3,716      4,517      4,478     5,029
Capitalized interest                    0          0          0         59     1,369
                                  ----------------------------------------------------
                                   $3,720     $3,716     $4,517     $4,537    $6,398

Ratio of earnings to fixed
 charges                              1.3x       2.7x       2.3x       2.5x      2.6x
                                  =====================================================
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